Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT


Subsidiary                                             State of Incorporation


Gentle Dental Service Corporation                               Washington
   Including the following wholly-owned subsidiaries:
     Gentle Dental Management, Inc.                             Delaware
     Capital Dental Care, Inc.                                  Oregon
     Dedicated Dental systems, Inc.                             California
     Gencare Dental Plans, Inc.                                 Oregon
     Managed Dental Care of Oregon, Inc.                        Oregon